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                                                                    EXHIBIT 99.1
                                                                   PRESS RELEASE


[HARMONIC LETTERHEAD]



FOR IMMEDIATE RELEASE

CONTACTS:    Robin N. Dickson                    Michael Newman
             Chief Financial Officer             Investor Relations
             Harmonic Inc.                       StreetConnect
             +1.408.542.2500                     +1.408.542.2760


                      HARMONIC INC. ANNOUNCES ADOPTION OF A
                             STOCKHOLDER RIGHTS PLAN


SUNNYVALE, CALIF.--JULY 24, 2002--Harmonic Inc. (Nasdaq: HLIT) today announced that its Board of Directors approved the adoption of a stockholder rights plan. Under the plan, Harmonic will issue a dividend of one right for each share of common stock of the company held by stockholders of record as of the close of business on August 7, 2002.

Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires or announces a tender or exchange offer that would result in the acquisition of a certain percentage of the company's common stock while the stockholder rights plan remains in place, the rights will become exercisable, unless redeemed, by all rights holders except the acquiring person or group, for shares of the company or of the third-party acquiror having a value of twice the then-current exercise price of the rights.

ABOUT HARMONIC INC.

Harmonic Inc. is a leading provider of digital video, broadband optical networking and IP delivery systems to cable, satellite, telecom and broadcast network operators. Harmonic's open standards-based solutions for the headend through the last mile enable customers to develop new revenue sources and a competitive advantage by offering powerful interactive video, voice and data services such as video-on-demand, high definition digital television, telephony and Internet access.

Harmonic (Nasdaq: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company's customers, including many of the world's largest communications providers, deliver services in virtually every country. Visit www.harmonicinc.com for more information.